Exhibit 99.1

News Release
Contact: Gail A. Gerono
412.787.6795

www.calgoncarbon.com
CALGON CARBON ANNOUNCES FIRST QUARTER RESULTS
PITTSBURGH, PA — May 3, 2011 — Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2011.
The company reported net income of $8.5 million for the first quarter of 2011, as compared to net income of $9.5 million for the first quarter of 2010. Net income for the first quarter of 2010 was retrospectively adjusted to increase the gain on acquisitions to $2.7 million. As a result, earnings per diluted share for the first quarter of 2010 as previously reported increased by $0.01.
On a fully diluted share basis, earnings per common share for the first quarter of 2011 were $0.15 versus $0.17 for the first quarter of 2010.
Net sales for the first quarter of 2011 were $124.4 million, a 20.8% increase over net sales of $102.9 million for the first quarter of 2010. Calgon Carbon Japan’s (CCJ’s) sales, which were not reported on a consolidated basis for the first quarter of 2010, accounted for approximately 83% of the increase. Currency translation had a $0.9 million positive impact on sales for the first quarter of 2011 due to the weaker dollar.
For the first quarter of 2011, sales for the Activated Carbon and Service segment increased 24.8% as compared to the first quarter of 2010. The increase was primarily due to the above mentioned CCJ sales.
Sales from the company’s traditional business increased due to higher sales of activated carbon products and services in four of its six market segments: municipal, industrial process, respirator, and environmental water treatment. This increase was partially offset by lower demand in the food and environmental air treatment markets. The decline in environmental air treatment sales was the result of a change in mercury removal requirements in one Canadian province; the temporary shut down of certain customers’ coal-fired electric generating units for maintenance; and one customer’s decision to temporarily shift some production from coal-fired to hydroelectric generating facilities.
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700

Equipment sales declined by 10.3% in the first quarter of 2011 versus the comparable period in 2010, principally due to lower revenue from carbon adsorption systems. This was partially offset by higher revenue from UV systems.
An increase of 2.8% in Consumer sales for the first quarter of 2011 versus the comparable period in 2010 was attributable to higher demand for activated carbon cloth products. The company previously announced its intention to exit the home wellness market where it provides PreZerve® products.
Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2011 was 33.3%, versus 36.1% for the first quarter of 2010. The decline was primarily due to sales from CCJ and revenue recognized on UV systems whose margins were lower than the overall company average. Lower sales of activated carbon products for mercury removal also contributed to the decline.
Selling, administrative and research (SG&A) expenses for the first quarter of 2011 were $22.5 million versus $19.7 million for the comparable period in 2010. The increase resulted from expenses incurred by CCJ that were not reported on a consolidated basis for the first quarter of 2010. SG&A as a percentage of sales improved to 18.1% versus 19.1% for the first quarter of 2010.
Calgon Carbon’s board of directors did not declare a quarterly dividend.
Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “The first quarter is typically Calgon Carbon’s weakest and should not be indicative of performance for the year. Lower sales of Fluepac® carbons for the removal of mercury had an adverse impact on results for the first quarter.”
“Overall, however, demand for activated carbon increased year-over-year. CCJ’s margins were up sequentially, and we expect continued improvement throughout the year as we conclude the integration process. We continue to believe that in order to meet customer demand in 2011 we will be required to supplement activated carbon that we produce with lower-margin outsourced products. However, margins in our traditional Carbon and Service business should improve as we continue to make progress implementing our pricing and reactivation strategies.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2011	2010
Net Sales	$124,380	$102,927

Cost of Products Sold	82,989	65,791

Depreciation and Amortization	5,540	5,077

Selling, Administrative & Research	22,511	19,651

	111,040	90,519

Income from Operations	13,340	12,408

Interest Income (Expense) — Net	45	108

Gain on Acquisitions	—	2,666

Other Income (Expense) — Net	(190)	(303)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	13,195	14,879

Income Tax Provision	4,718	5,515

Income from Operations Before Equity in Income from Equity Investments	8,477	9,364

Equity in Income from Equity Investments	—	112

Net Income	$8,477	$9,476

Net Income per Common Share
Basic and Diluted	$.15	$.17

Weighted Average Shares Outstanding (Thousands)
Basic	56,124	55,708

Diluted	56,893	56,725
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com

Calgon Carbon Corporation
Segment Data:

Segment Sales	1Q11	1Q10
Activated Carbon and Service	112,884	90,452
Equipment	9,117	10,160
Consumer	2,379	2,315

Total Sales (thousands)	$124,380	$102,927
Segment

Operating Income (Loss)*	1Q11	1Q10
Activated Carbon and Service	19,067	17,687

Equipment	(382)	(315)

Consumer	195	113

Income from Operations (thousands)	$18,880	$17,485

*	Before depreciation and amortization.
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
Assets

Current assets:

Cash and cash equivalents	$27,014	$33,992

Restricted cash	1,246	1,173

Receivables	91,392	94,354

Inventories	107,801	101,693

Other current assets	39,729	40,836

Total current assets	267,182	272,048

Property, plant and equipment, net	198,783	186,834

Other assets	42,315	42,681

Total assets	$508,280	$501,563

Liabilities and Shareholders’ Equity

Current liabilities:

Short-term debt	$—	$21,442

Current portion of long-term debt	2,926	3,203

Other current liabilities	75,138	80,529

Total current liabilities	78,064	105,174

Long-term debt	24,226	3,721

Other liabilities	49,960	49,430

Total liabilities	152,250	158,325

Redeemable Non-Controlling Interest	—	274

Total shareholders’ equity	356,030	342,964

Total liabilities and shareholders’ equity	$508,280	$501,563

Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com